Exhibit 99.1

CERESNEWSCERESNEWSCERESNEWSCERESNEWSCERESNEWS CERESNEWSCERESNEWSCERESNEWSCERESNEWSCERESNEWS CERESNEWSCERESNEWSCERESNEWSCERESNEWSCERESNEWS

FOR FURTHER INFORMATION:
David I. Vickers, Chief Financial Officer
(440) 878-2941

Gayle V. Bentkowski, Senior Vice President
(440) 572-8848
Ceres Group Reports First Quarter 2006 Results
Cleveland, OH, May 3, 2006
For the quarter:
•	Net income of $5.5 million ($0.17 per share)

•	Senior Segment pre-tax income of $5.7 million

•	Medical Segment pre-tax income of $3.2 million
Ceres Group, Inc. (NASDAQ: CERG) today reported net income of $5.5 million ($0.17 per share) for the first quarter of 2006, including $0.1 million from net realized investment gains. This compares to net income of $4.8 million ($0.14 per share) for the first quarter of 2005, including $0.5 million ($0.02 per share) from net realized investment losses, and a $1.0 million ($0.03 per share) benefit related to the reduction of federal income tax reserves associated with the elimination of the company’s untaxed policyholder surplus account exposure.
“We are pleased with our strong first quarter results,” said Tom Kilian, president and chief executive officer of Ceres. “Both of our segments had increased profits and overall new sales rose.”
In addition, as announced on Monday, Ceres has entered into a definitive merger agreement with Great American Financial Resources, Inc. (GAFRI) (NYSE: GFR), whereby GAFRI will acquire all of the outstanding shares of common stock of Ceres through a cash merger. Under the terms of the merger agreement, GAFRI will pay $6.13 in cash for each outstanding share of Ceres common stock, for a total equity price of approximately $205 million on a fully diluted basis.
“We believe that Ceres and GAFRI are an excellent strategic fit,” Kilian added. “This merger will produce a much larger senior market presence and strengthened combined competitive position. We are committed to working with GAFRI on a smooth transition.”

Ceres Group, Inc.

Segment Results
Ceres reports its financial results in two primary business segments: Senior and Medical.
Senior Segment (Medicare supplement, long-term care, dental, life insurance, and annuities)
Pre-tax income for the quarter was $5.7 million. This compares to pre-tax income of $3.3 million in the first quarter of 2005, including $0.9 million from net realized investment losses.
Benefits, claims, losses and settlement expenses in the Senior Segment were $41.4 million, compared to $38.5 million in the first quarter of 2005. The Senior Segment benefit and claims loss ratio was 74.8%, compared to 76.9% in the first quarter of 2005. The improvement in the Senior Segment loss ratio in the first quarter of 2006 was due primarily to favorable long-term care experience partially offset by an increase in the Medicare supplement loss ratio from 71.9% in the first quarter of 2005 to 74.0% in the first quarter of 2006. The Medicare supplement loss ratio is still expected to be approximately 72% for the full year 2006.
Based on current new sales trends and slightly higher-than-expected lapse rates on the company’s Medicare supplement business related to the 2006 rate increases, Senior Segment premiums are now expected to increase approximately 11% in 2006.
“While new sales in our Senior Segment were not as strong as we had anticipated, we are pleased with the progress being made in our new career division, Ceres Senior Benefits, LLC (CSB),” Kilian said. “At the end of the first quarter, we had contracted 25 regional sales managers and 334 agents at CSB, and our 2006 sales results have been promising.”
Medical Segment (catastrophic and comprehensive medical plans)
Pre-tax income for the quarter was $3.2 million. This compares to pre-tax income of $3.1 million in the first quarter of 2005, including $0.1 million from net realized investment losses.
Benefits, claims, losses and settlement expenses in the Medical Segment were $40.1 million, compared to $38.9 million in the first quarter of 2005. The Medical Segment benefit and claims loss ratio was 71.8%, compared to 68.8% in the first quarter of 2005. The first quarter 2006 loss ratio was primarily impacted by a strengthening of claim reserves and an increase in January in-patient hospital stays. Due to seasonality, the Medical Segment loss ratio is expected to increase through the balance of the year.
Due to continued increased new sales, Medical Segment premiums are expected to increase approximately 5% in 2006.
“Sales in our Medical Segment rose significantly compared to the same quarter last year, which resulted in improved expense coverage for this segment in 2006,” Kilian said. “Currently, we are rolling out the new rates and additional benefit level options on our brokerage Advantage Series, as well as offering these products through special marketing relationships. We are pleased with the popularity of these plans. They offer extensive options for customers and agents and are expected to produce attractive profit margins.”

Ceres Group, Inc.

Outlook
“We will continue to execute our core strategy of growth in our Senior Segment and stability and targeted growth in our Medical Segment,” Kilian said. “In addition, we will work with the GAFRI transition team to implement the merger transaction we announced on Monday.”
As previously announced, the company expects to achieve net income in a range of $0.50 per diluted share for 2006, based on continued growth in the company’s Senior Segment, and stabilization of the revenue decline and improved claims trends in the company’s Medical Segment. In the company’s outlook for 2006, projected net income per share excludes the impact of net realized investment gains or losses.
A conference call with management regarding first quarter 2006 results and the contemplated merger is scheduled for 10:00 a.m. (Eastern) on Thursday, May 4, 2006. To listen to the live call over the Internet, go to www.ceresgp.com or
http://phx.corporate-ir.net/playerlink.zhtml?c=71415&s=wm&e=1306704. To listen to the webcast, please log onto this site at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available after the call.
FINANCIAL TABLES TO FOLLOW

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
REVENUES
Premiums, net
Medical	$55,827	$56,566
Senior and other	55,367	50,070

Total premiums, net	111,194	106,636
Net investment income	6,974	6,083
Net realized gains (losses)	109	(840)
Fee and other income	4,627	4,588

	122,904	116,467

BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement expenses
Medical	40,058	38,920
Senior and other	41,419	38,486

Total benefits, claims, losses and settlement expenses	81,477	77,406
Selling, general and administrative expenses	35,323	32,512
Net (deferral) amortization and change in acquisition costs and value of business acquired	(2,593)	441
Interest expense and financing costs	159	175

	114,366	110,534

Income before federal income taxes	8,538	5,933
Federal income tax expense	2,996	1,084

Net income	$5,542	$4,849

Net income per share
Basic	$0.17	$0.14
Diluted	0.17	0.14

Weighted average shares outstanding
Basic	33,239	34,536
Diluted	33,375	34,671

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Investments	$491,217	$488,906
Cash and cash equivalents	25,267	26,764
Reinsurance receivable	127,476	131,227
Deferred acquisition costs	77,803	73,955
Value of business acquired	10,752	11,126
Goodwill and licenses	14,097	14,097
Other assets	23,149	24,928

Total assets	$769,761	$771,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Policy liabilities and benefits accrued	$506,788	$508,023
Deferred reinsurance gain	5,147	5,451
Other policyholders’ funds	15,856	14,970
Debt	6,250	7,313
Other liabilities	30,570	31,873

Total liabilities	564,611	567,630
Stockholders’ equity	205,150	203,373

Total liabilities and stockholders’ equity	$769,761	$771,003

Equity per common share:
After accumulated other comprehensive income (1)	$6.17	$6.12
Before accumulated other comprehensive income (1)	6.28	6.12
Book value per share excluding goodwill and licenses	5.74	5.70

(1)	Accumulated other comprehensive income relates primarily to the net unrealized gain (loss) on available-for-sale securities.

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
INDUSTRY SEGMENT DATA
Unaudited
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
Medical
Revenues
Net premiums	$55,827	$56,566
Net investment income	878	971
Net realized gains (losses)	3	(81)
Fee and other income	4,075	3,961

	60,783	61,417

Expenses
Benefits and claims	40,058	38,920
Other operating expenses	17,500	19,415

	57,558	58,335

Segment profit before federal income taxes	$3,225	$3,082

Senior and Other
Revenues
Net premiums	$55,367	$50,070
Net investment income	6,025	5,112
Net realized losses	(9)	(874)
Fee and other income	552	627

	61,935	54,935

Expenses
Benefits and claims	41,419	38,486
Other operating expenses	14,797	13,167

	56,216	51,653

Segment profit before federal income taxes	$5,719	$3,282

Corporate and Other
Revenues
Net investment income	$71	$—
Net realized gains	115	115

	186	115

Expenses
Interest expense and financing costs	159	175
Other operating expenses	433	371

	592	546

Segment loss before federal income taxes	$(406)	$(431)

Income before federal income taxes	$8,538	$5,933

Medical loss ratio	71.8%	68.8%
Senior loss ratio	74.8%	76.9%
Overall loss ratio	73.3%	72.6%

Ceres Group, Inc.

In connection with Ceres’ solicitation of proxies with respect to the meeting of stockholders to be called with respect to the proposed merger, Ceres will file with the Securities and Exchange Commission, and will furnish to stockholders of Ceres, a proxy statement. Stockholders are advised to read the proxy statement when it is finalized and distributed to stockholders because it will contain important information. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Ceres Group, Inc., 17800 Royalton Road, Cleveland, OH 44136, Attention: Corporate Secretary, Telephone: 440-572-2400, or from Ceres’ website, www.ceresgp.com.
Ceres and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Ceres in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Ceres’ proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Ceres’ common stock as of March 27, 2006 is also set forth in the Schedule 14A filed by Ceres on April 3, 2006 with the SEC.
About Ceres Group
Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insureds. Ceres’ nationwide distribution channels include independent and career agents, as well as electronic distribution systems. Ceres is included in the Russell 3000® Index. For more information, visit www.ceresgp.com.
This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the company. It also contains certain forward-looking statements with respect to the effect of the proposed merger. Forward-looking statements are statements other than historical information or statements of current condition. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements herein should not be regarded as representation by the company or any other person that the objectives or plans of the company will be achieved. Although the company believes that the expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many factors could cause actual results to differ materially from those contemplated by such forward-looking statements, including, among others, failure to obtain stockholder approval or the failure to satisfy other closing conditions, including regulatory approval, with respect to the merger, expectations of the company’s operating plans and strategies in general, our expectations of the performance of our lines of business, failure to accurately predict loss ratios, persistency and improvements in our business, business conditions and competition in the healthcare industry, the failure to successfully implement our 2006 business plan (including the company’s growth strategy) for the company and its subsidiaries, failure to accurately predict claims liabilities, ability to institute necessary rate increases, ability to develop, market and administer new, profitable and competitive products, developments in healthcare reform and other regulatory issues (including failure to meet statutory capital requirements), rising healthcare costs, adverse outcomes in litigation and related matters, failure to comply with financial and other covenants in our loan agreement, and performance of our reinsurers. This review of important factors should not be construed as exhaustive. Investors and others should refer to Ceres’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q and other periodic filings, for a description of the foregoing and other factors. Ceres undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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